Exhibit 10.6

LOAN AGREEMENT

          This Loan Agreement ("Agreement") is made this 1st day of December, 2000, by and between Brigitte VanBaelen ("Borrower") and E*TRADE Group, Inc., a Delaware corporation ("Lender"), with reference to the following:

          A.           Borrower, an executive employee of Lender, desires to make certain improvements to the real property she owns and occupies as her primary residence, commonly known as 2031 Oakley Avenue, Menlo Park, California (the "Property").

          B.           Borrower desires to borrow from Lender and Lender is willing to loan to Borrower the principal amount of Five Hundred Thousand Dollars ($500,000) for such purpose upon the terms set forth herein.

          NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrower and Lender agree as follows:

          1.           Loan Agreement. Subject to the terms and conditions of this Agreement, and in reliance upon the representations and warranties of Borrower set forth in this Agreement, Lender agrees to make to Borrower, and Borrower agrees to accept from Lender, a loan (the "Loan") in the principal amount of Five Hundred Thousand Dollars ($500,000).

          2.           Loan Terms. The Loan shall be evidenced by a Promissory Note in the form of Exhibit A to this Agreement (the "Note"). The Loan shall bear interest at the rate per annum specified in the Note and Borrower shall pay the Note in accordance with the terms thereof.

          3.           Borrower's Representations and Warranties. As an inducement to Lender to execute this Agreement and make the Loan, Borrower represents and warrants to Lender that the Loan proceeds will be used exclusively for the planning, design and construction of improvements to the Property.

          4.           Notices. All notices, requests, demands, and other communications required or permitted to be given under this Agreement shall be in writing and shall be sent by United States mail, postage prepaid, certified return receipt requested, or by personal delivery, or by overnight courier, addressed to the other party as set forth below or at such other places as may be designated in notice to the other party given as provided herein. Notice shall be deemed effective upon actual receipt, if personally delivered, one business day following deposit with Federal Express or other reputable, national overnight courier that provides a receipt, or on the third day following deposit in the United States mail in the manner described above.

Borrower: Brigitte Van Baelen 2031 Oakley Avenue Menlo Park, CA 94025	Lender: E*TRADE Group, Inc. 4500 Bohannon Drive Menlo Park, CA 94025 Attention: Theodore J. Theophilos

          5.           Loan Not to Affect Employment. Borrower agrees and understands that nothing in this Agreement shall confer any right with respect to the continuation of her employment with Lender or any of its subsidiaries, nor shall this Agreement interfere in any way with her right or Lender's right to terminate her employment at any time, with or without cause, in accordance with the Management Continuity Agreement dated October 25, 2000, between Borrower and Lender (the "Employment Agreement").

          6.           Acceleration. The amount of all advances of principal and all interest accrued under the Note shall become immediately due and payable within thirty (30) calendar days following any termination of Borrower's employment by Lender.

          7.           Entire Agreement. The foregoing constitutes the entire agreement between the parties regarding the Loan and may be modified only by writing signed by Borrower and Lender. There are no agreements, representations, or warranties between the parties with regard to the Loan other than those expressly set forth in this Agreement and the Employment Agreement.

          8.           Representation of the Parties. Borrower acknowledges that (i) she has been advised by attorneys for Lender to consult with her separate legal, tax and financial counsel about the terms of this Loan, including but not limited to the tax effects of any forgiveness of principal or interest due under the Note, and (ii) she has had an adequate opportunity to consult with such separate counsel before executing this Agreement.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

Borrower:	Lender: E*TRADE Group, Inc.

/s/ Brigitte VanBaelen	By	/s/ Theodore J. Theophilos
Brigitte VanBaelen		Theodore J. Theophilos, Corporate Secretary

EXHIBIT A
FORM OF PROMISSORY NOTE

PROMISSORY NOTE

$500,000.00 December 1, 2000	Menlo Park, California

          For value received, Brigitte VanBaelen ("Borrower") promises to pay to the order of E*TRADE Group, Inc., a Delaware corporation (" Lender"), the principal sum of Five Hundred Thousand Dollars ($500,000), in lawful money of the United States of America, with interest thereon to be computed from date of the funding of this Note at the Interest Rate defined below, in accordance with the terms of this Note. The place of payment shall be 4500 Bohannon Drive, Menlo Park, California, or at such other place as the holder of this Note may from time to time require.

          Accrued interest on this Note shall be due and payable on December 1, 2001, with the entire principal balance of this Note, together with any remaining accrued and unpaid interest due and payable on December 1, 2002 (the "Maturity Date"), except as expressly provided in this Note and that certain Loan Agreement between Borrower and Lender of even date herewith (the "Loan Agreement").

          The term Interest Rate as used in this Note shall mean a rate of interest equal to six and one-tenth percent (6.10%) per annum, compounded annually. All computations of interest shall be made on the basis of a year of 360 days for the actual number of days occurring in the period for which such interest is payable.

          All amounts payable under this Note are payable in lawful money of the United States. Checks constitute payment only when collected. This Note may be prepaid, in whole or in part, without penalty.

          This Note is subject to the terms and conditions of the Loan Agreement, which, among other things, contains provisions for acceleration of the maturity of this Note.

          This Note is governed by the laws of the State of California.

          If Lender delays in exercising or fails to exercise any of its rights under this Note, that delay or failure shall not constitute a waiver of any of Lender's rights, or of any breach, default or failure of condition of or under this Note. No waiver by Lender of any of its rights, or of any such breach, default or failure of condition shall be effective, unless the waiver is expressly stated in a writing signed by Lender.

          Notwithstanding anything to the contrary contained in this Note or the Loan Agreement, the interest rate applicable to this Loan and each advance hereunder shall be not less than the Applicable Federal Rate set by the U.S. Treasury for determining below market loans pursuant to Section 7872 of the Internal Revenue Code of 1986, as now in effect (the "Internal Revenue Code"). This Loan is not intended as a "below market loan" as such term is used in Section 7872 of the Internal Revenue Code, or any comparable applicable state tax law ("Below Market Loan"). The parties hereby agree that if any court or governmental taxing authority having jurisdiction over Borrower or Lender shall determine that this Loan is a Below Market Loan, the interest rate payable under this Note shall then be increased to the extent necessary to remove this Loan from any otherwise applicable definition of a Below Market Loan.

          This Note inures to and binds the heirs, legal representatives, successors and permitted assigns of Borrower and Lender; provided, however, that Borrower may not assign this Note or any Loan funds, or assign or delegate any of her rights or obligations hereunder, without the prior written consent of Lender in each instance. Lender in its sole discretion may transfer this Note on the terms and subject to the conditions of the Loan Agreement, without the consent of Borrower.

          IN WITNESS WHEREOF, Borrower has duly executed and delivered this Note to Lender as of the date first above written.

Borrower:

/s/ Brigitte VanBaelen
Brigitte VanBaelen